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                                                                    EXHIBIT 10.5

                               SEVERANCE AGREEMENT


         This Severance Agreement is entered as of August 2, 2000, by and between Robert Half International Inc., a Delaware corporation (the "Company") and Paul F. Gentzkow (the "Employee").

         WHEREAS, the Company and Employee have previously entered into a Severance Agreement dated as of October 1, 1991 (the "1991 Agreement") and an Agreement dated as of July 31, 1995 (the "1995 Agreement") (the 1991 Agreement and the 1995 Agreement being collectively referred to herein is the "Previous Agreements").

         WHEREAS, the Previous Agreements were entered into because the Company believed it to be in the best interest of the Company and its shareholders to provide for stability in the management of the Company.

         WHEREAS, effective as of the date hereof, the Employee has been elected an Executive Officer of the Company.

         NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the Company and the Employee hereby agree as follows:

         1.       DEFINITIONS

         "Change in Control" shall have the meaning specified in the Company's Equity Incentive Plan.

         "Continuation Period" means (a) 36 months following the Termination Date, if Employee has served as a Director of the Company at any time prior to the Termination Date, and (b) 24 months following the Termination Date in all other cases.

         "Future Equity Award" means a grant of options or restricted stock made by the Company after the effective date of this Severance Agreement.

         "Previous Equity Award" means a grant of options or restricted stock made by the Company prior to the effective date of this Severance Agreement.

         "Termination Date" means the date on which Employee's employment with the Company is terminated.

         "Termination For Cause" means termination by the Company of Employee's employment by the Company by reason of Employee's willful dishonesty towards, fraud
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upon, or deliberate injury or attempted injury to the Company, or by reason of
Employee's willful material breach of any employment agreement with the Company, which has resulted in material injury to the Company; provided, however, that Employee's employment shall not be deemed to have terminated in a Termination For Cause if such termination took place as a result of any act or omission believed by Employee in good faith to have been in the interest of the Company.

         "Termination Without Cause" means termination of Employee's employment other than pursuant to a Termination For Cause. Termination Without Cause includes a termination by Employee following (a) a reduction by more than 5% of Employee's base salary per month, exclusive of bonus, fringe benefits and other non-salary compensation, (the "Monthly Base Salary") or (b) a request by the Company that Employee relocate more than 50 miles away from the current location of the principal executive offices of the Company.

         "Termination Following a Change in Control" means a voluntary termination by Employee within one year following Change in Control.

         2. PAYMENTS AND BENEFITS UPON TERMINATION WITHOUT CAUSE. In the event of a Termination Without Cause, the Employee shall be entitled to receive the following:

                  2.1. MONTHLY BASE SALARY. Commencing on the Termination Date, Employee shall receive Monthly Base Salary, at a rate equal to the highest Monthly Base Salary paid to Employee within the six (6) months preceding the Termination Date, each month during the Continuation Period. At the option of the Company, all or part of such Monthly Base Salary may be paid in a lump sum.

                  2.2.  BONUS.

(a) If the Termination Date occurs within 12 months after a Change in Control, then, commencing on the Termination Date, Employee shall receive, each month during the Continuation Period, an amount equal to 1/12 of the annual cash bonus paid (or to be paid) to Employee with respect to the last full calendar year completed prior to the Change in Control. At the option of the Company, all or part of such payments may be paid in a lump sum.

(b) If the Termination Date does not occur within 12 months after a Change in Control, Employee shall be paid, when such bonus payments would otherwise typically be made to Employee, the amount determined by multiplying (i) a fraction, the numerator of which shall be the number of months that, as of the last day of the month in which the Termination Date occurs, shall have passed since the beginning of that calendar year, and the denominator of which shall be twelve and (ii) the bonus to which Employee would have been entitled had such termination not occurred. For purposes of the foregoing clause (ii), Employee shall be not be entitled to a pro rata amount of bonus that is discretionary unless such Employee is specifically awarded such discretionary amount in accordance with the terms and conditions of the applicable bonus plan or program.
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                  2.3. BENEFITS. During the Continuation Period or until
Employee is reemployed, whichever first occurs, Employee also shall be entitled to all employee benefits, including medical and life insurance, pension, retirement and other benefits to which Employee was entitled on the Termination Date.

                  2.4.  VESTING.

(a) If, on the Termination Date, Employee holds any Future Equity Award which is subject to restrictions or vesting based on continued employment with the Company, such restrictions shall lapse and such vesting shall occur effective as of the Termination Date. Each option that is a Future Equity Award held by Employee shall remain outstanding and exercisable until the earlier of its exercise or its original expiration date.

(b) If, on the Termination Date, Employee holds any Previous Equity Award which is subject to restrictions or vesting based on continued employment with the Company, the provisions of the Previous Agreements shall continue to apply to such Previous Equity Award.

(c) If Employee is a participant in the Company's Deferred Compensation Plan or any successor plan, all amounts credited under such plan to Employee shall become fully vested and nonforfeitable.

                  2.5. OUTPLACEMENT SERVICES. The Company shall pay, on behalf of Employee, expenses and fees relating to outplacement services utilized by Employee, in an amount that is the usual and customary rate for such services for an individual at Employee's level.

                  2.6. MULTIPLE BENEFITS. To the extent that any other agreement ("Other Agreement") between the Employee and the Company would provide for salary continuation (or a lump sum payment in lieu of salary continuation) and bonus payments under the same circumstances as such benefits would be provided pursuant to Sections 2.1 and 2.2 hereof, then Employee shall not receive such benefits under both the Other Agreement and Sections 2.1 and 2.2, but shall instead receive the greater of the salary continuation benefit payable under either Section 2.1 or the Other Agreement and the greater of the bonus benefit payable under either Section 2.2 and the Other Agreement. Notwithstanding the foregoing, the Benefits provided by Sections 2.1, 2.2 and 2.3 hereof shall supersede the provisions of Sections 2.1 and 2.2 of the 1991 Agreement and Sections 2(a), 2(b) and 2(c) of the 1995 Agreement, which superseded sections are of no further force or effect.

         3. TERMINATION FOLLOWING A CHANGE IN CONTROL. If Employee has served as a Director of the Company at any time prior to the Termination Date, Employee shall be entitled to the benefits described in Section 2 hereof in the event of a Termination Following a Change in Control.
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         4.       ADDITIONAL MEDICAL BENEFITS. If Employee has served as a
Director of the Company at any time prior to the Termination Date, then, in the event of any termination of Employee's employment on or after the first January 1 occurring after the Employee's 53rd birthday, other than a Termination For Cause, Employee and his then current wife shall each continue to participate until his or her death, at the Company's expense, in whatever healthcare plan may be maintained by the Company from time to time for its then current employees as if Employee were still a full time employee of the Company.

         5. EMPLOYMENT. The sole purpose of this Agreement is to provide Employee with severance benefits in the event Employee is Terminated Without Cause. This Agreement is not an employment agreement. This Agreement shall not affect any right of the Company to terminate Employee's employment at any time.

         6. HEADINGS. The headings used in this Agreement are for convenience only, and shall not be used to construe the terms and conditions of the Agreement.

         7. GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the State of California. The terms of this Agreement shall bind and shall inure to the benefit of the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first set forth above.


                                ROBERT HALF INTERNATIONAL INC.



                                HAROLD M. MESSMER, JR.
                                ----------------------
                                Harold M. Messmer, Jr.
                                Chairman, President and Chief Executive Officer



                                PAUL F. GENTZKOW
                                ----------------
                                Paul F. Gentzkow